Exhibit 99.1

NYSE: MMP and OXY
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Magellan Midstream and Occidental Petroleum Corporation Proceed with BridgeTex Pipeline to Deliver Crude Oil from the Permian Basin to the Houston Gulf Coast Area

Tulsa, OK and Los Angeles, CA - Magellan Midstream Partners, L.P. (NYSE: MMP) (“Magellan”) and Occidental Petroleum Corporation (NYSE: OXY) announced today that they are proceeding with the construction of the previously announced BridgeTex Pipeline to transport Permian Basin crude oil from Colorado City, Texas to the Houston Gulf Coast area.
The BridgeTex Pipeline is supported by long-term transportation commitments received during its recent successful open season and has received a favorable order from the Federal Energy Regulatory Commission approving the tariff structure for the pipeline.
The BridgeTex Pipeline will be capable of transporting up to 300,000 barrels per day of crude oil, with access to Houston Ship Channel refineries, Texas City refineries and other refineries throughout the Gulf Coast via third-party pipelines. The BridgeTex Pipeline project includes construction of the following energy infrastructure:

•	approximately 400 miles of 20-inch pipeline from Colorado City to Magellan's terminal in East Houston;

•	approximately 1.2 million barrels of crude oil storage at Colorado City and 1.4 million barrels of crude oil storage at East Houston to facilitate pipeline movements; and

•	nearly 50 miles of 24-inch pipeline between East Houston and Texas City.
The BridgeTex Pipeline is expected to begin service by mid-2014, subject to necessary permitting.
A joint project team will oversee the BridgeTex Pipeline project, with Magellan serving as the construction manager and operator of the BridgeTex Pipeline.

About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes petroleum products. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

Exhibit 99.1

About Occidental Petroleum Corporation
Occidental Petroleum Corporation (NYSE: OXY) is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy's wholly owned subsidiary OxyChem manufactures and markets chlor-alkali products and vinyls. Oxy is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations. More information is available at www.oxy.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management of Magellan Midstream Partners, L.P. and Occidental Petroleum Corporation believe any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors associated with the project that may have a direct impact on the companies' results of operations and financial condition are: (1) their ability to obtain all required permits and regulatory approvals on time; (2) their ability to complete construction of the project on time and at expected costs; (3) price fluctuations and overall demand for crude oil; (4) changes in the BridgeTex Pipeline's tariff rates or other terms imposed by state or federal regulatory agencies; (5) the occurrence of an operational hazard or unforeseen interruption for which the companies or BridgeTex Pipeline are not adequately insured; (6) disruption in the debt and equity markets that negatively impacts the companies' abilities to finance capital spending and (7) failure of customers to meet or continue contractual obligations to the companies or to the BridgeTex Pipeline company. Additional information about issues that could lead to material changes in performance is contained in the Securities and Exchange Commission filings for both companies. The companies undertake no obligation to revise these forward-looking statements to reflect events or circumstances occurring after today's date.

Contacts:
Magellan:    Paula Farrell, Investor Relations (918) 574-7650, paula.farrell@magellanlp.com
    Bruce Heine, Media Relations (918) 574-7010, bruce.heine@magellanlp.com

Occidental:    Chris Stavros, Investor Relations (212) 603-8184, chris_stavros@oxy.com
    Melissa Schoeb, Media Relations (310) 443-6504, melissa_schoeb@oxy.com